Sub-Item 77O: Transactions effected pursuant to Rule 10f-3

PNC FUNDS, INC.
(the Company)

Record of Securities Purchased
Under the Companys Rule 10f-3 Procedures

1.Name of Purchasing Portfolio: PNC International Equity
Fund
2.Issuer: JSC Novorossiysk Commercial Seaport GDR (NVSKL
US)
3.Date of Purchase: 11/2/2007
4.Underwriter from whom purchased: Troika Dialog
5.Name of Affiliated Underwriter (as defined in Companys
procedures) managing or participating in syndicate (attach
list of all members of syndicate): Morgan Stanley
6.Aggregate principal amount of purchase: $184,300.80
7.Aggregate principal amount of offering: $864,000,000
8.Purchase price (net of fees and expenses): $19.20
9.Date offering commenced: 11/2/2007
10.Offering price at end of first day on which any sales
were made: $21.15
11.Commission, spread or profit: -%; $-
12.Have the following conditions been satisfied:
						  YES   NO
a.The securities are part of an issue registered
under the Securities Act of 1993, as
amended, which is being offered to the
public, or are part of an issue of government
securities, as defined in Section 2(a)(16) of
the 1940 Act, or are Eligible Municipal
Securities, or are securities sold in an
Eligible Foreign Offering or are securities
sold in an Eligible Rule 144A Offering.		   X

b.The securities were purchased prior to the
end of the first day on which any sales were
made, at a price that was not more than the
price paid by each other purchaser of
securities in that offering or in any
concurrent offering of the securities (except,
in the case of an Eligible Foreign Offering,
for any rights to purchase required by law to
be granted to existing security holder of the
issuer) or, if a rights offering, the securities
were purchased on or before the fourth day
preceding the day on which the rights
offering terminated.				   X

c.The underwriting was a firm commitment
underwriting.					   X

d.The commission, spread or profit was
reasonable and fair in relation to that being
received by others for underwriting similar
securities during the same period.		   X

e.In respect of any securities other than
Eligible Municipal Securities, the issuer of
such securities has been in continuous
operation for not less than three years
(including the operations of predecessors). 	   X

f.The amount of such securities purchased by
all of the Funds and any other investment
companies advised by PNC Capital
Advisors, Inc., Delaware Management
Company, Morgan Stanley Investment
Management Limited or Julius Baer
Investment Management LLC did not
exceed (i) if purchased in an offering other
than an Eligible Rule 144A Offering, 25%
of the principal amount of the class of
securities being offered, or (ii) if purchased
in an Eligible Rule 144A Offering, 25% of
the total of (A) the principal amount of the
class of securities being offered sold by
underwriters or members of the selling
syndicate to qualified institutional buyers (as
defined in Rule 144A(a)(1) under the
Securities Act of 1933, as amended), plus
(B) the principal amount of the class of
securities being offered in any concurrent
offering.					   X

g.No Affiliated Underwriter was a direct or
indirect participant in, or benefited directly
or indirectly from, the purchase.		   X*

This form was certified by: /s/John L Whilesmith
Date: 1/24/2008
Print Name: John L Whilesmith

*Per conversation with Jose Santiago (1/23/2008).